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                                                                      EXHIBIT 11



                                G&L Realty Corp
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                                 June 30, 1998
                     (In thousands, except per share data)

                                                        Three Months Ended                Six Months Ended
                                                             June 30,                         June 30,
                                                       --------------------             --------------------
                                                        1998          1997               1998          1997
                                                       ------        ------             ------        ------
Net Income                                             $2,597        $1,282             $4,963        $2,388

Less: Preferred Dividends
 10.25% Series A Cumulative Preferred                     958           511              1,916           511
 9.8% Series B Cumulative Preferred                       845          ----              1,690          ----
                                                       ------        ------             ------        ------
Net income available to
 common shareholders                                   $  794        $  771             $1,357        $1,877
                                                       ======        ======             ======        ======

Option shares outstanding                                 234           372                234           372
Weighted average exercise price                         14.49         12.11              14.49         12.11

Proceeds upon exercise of options                      $3,391        $4,506             $3,391        $4,506
Weighted average price for period                       17.57         16.33              18.73         16.81

Treasury stock shares                                     193           276                181           268

Common equivalent shares                                   41            96                 53           104
Average shares outstanding                              4,122         4,006              4,124         4,035
                                                       ------        ------             ------        ------
Total common and common
 equivalent shares outstanding                          4,163         4,102              4,177         4,139
                                                       ======        ======             ======        ======

Per share earnings data:

 Basic                                                 $ 0.19        $ 0.19             $ 0.33        $ 0.46

 Fully diluted                                         $ 0.19        $ 0.19             $ 0.32        $ 0.46
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